                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
                                (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULE 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                             (AMENDMENT NO.  3   )
                                           ------

                                  KEANE, INC.
         ------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
         ------------------------------------------------------------
                        (Title of Class of Securities)

                                   48666510
         ------------------------------------------------------------
                                (CUSIP Number)

            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ] Rule 13d-1(b)
    [ ] Rule 13d-1(c)
    [X] Rule 13d-1(d)

----------------------                                    ----------------------
  CUSIP NO. 48666510                SCHEDULE 13G             Page 2 of 8 Pages
----------------------                                    ----------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).
       John F. Keane
       ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
       Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
       United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,876,590
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             4,764,116
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          1,876,590
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,764,116
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      6,640,706
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [X]

      The aggregate amount reported as beneficially owned in row 9 does not include 1,318,325 shares beneficially owned by John F. Keane's wife, Marilyn T. Keane, and 3,524,000 shares held by Marilyn T. Keane and one other individual as trustees of three trusts of which the adult children of John F. Keane and Marilyn T. Keane are beneficiaries, as to which beneficial ownership is disclaimed pursuant to rule 13d-4 under the securities act of 1934, as amended.
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      TN
------------------------------------------------------------------------------

----------------------                                    ----------------------
  CUSIP NO. 48666510                SCHEDULE 13G             Page 3 of 8 Pages
----------------------                                    ----------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).
       Marilyn T. Keane

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
       Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
       United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,318,325
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             4,764,116
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          1,318,325
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,764,116
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      6,082,441
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [X]

      The aggregate amount reported as beneficially owned in row 9 does not include 1,876,590 beneficially owned by Marilyn T. Keane's husband, John
      F. Keane, and 3,524,000 shares held by Marilyn T. Keane and one other individual as trustees of three trusts of which the adult children of John
      F. Keane and Marilyn T. Keane are beneficiaries, as to which beneficial ownership is disclaimed pursuant to rule 13d-4 under the securities act of 1934, as amended.
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN
------------------------------------------------------------------------------

----------------------                                    ----------------------
  CUSIP NO. 48666510                SCHEDULE 13G             Page 4 of 8 Pages
----------------------                                    ----------------------


ITEM 1(a).  NAME OF ISSUER:
             KEANE, INC.

--------------------------------------------------------------------------------
ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              TEN CITY SQUARE,
              BOSTON, MASSACHUSETTS  02129
--------------------------------------------------------------------------------
ITEM 2(a).    NAMES OF PERSONS FILING:
              JOHN F. KEANE

              MARILYN T. KEANE
--------------------------------------------------------------------------------
ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
              THE ADDRESS OF JOHN F. AND MARILYN T. KEANE IS
              C/O KEANE, INC.
              TEN CITY SQUARE
              BOSTON, MA 02129
--------------------------------------------------------------------------------
ITEM 2(c).    CITIZENSHIP:
              UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
ITEM 2(d).    TITLE OF CLASS OF SECURITIES:
              COMMON STOCK, $.10 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
ITEM 2(e).    CUSIP NUMBER:
              48666510
--------------------------------------------------------------------------------
ITEM 3.       NOT APPLICABLE.
--------------------------------------------------------------------------------



ITEM 4.       OWNERSHIP

              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

              (a) Amount beneficially owned:    JOHN F. KEANE BENEFICIALLY OWNS 6,640,706
                                                SHARES OF COMMON STOCK.

                                                MARILYN T. KEANE BENEFICIALLY OWNS 6,082,441
                                                SHARES OF COMMON STOCK.

              (b) Percent of Class:             THE SHARES OF COMMON STOCK BENEFICIALLY OWNED
                                                BY JOHN F. KEANE REPRESENT 9.9% OF THE TOTAL
                                                NUMBER OF SHARES OF COMMON STOCK OUTSTANDING.

                                                THE SHARES OF COMMON STOCK BENEFICIALLY OWNED
                                                BY MARILYN T. KEANE REPRESENT 9.0% OF THE TOTAL
                                                NUMBER OF SHARES OF COMMON STOCK OUTSTANDING.



----------------------                                    ----------------------
  CUSIP NO. 48666510                SCHEDULE 13G             Page 5 of 8 Pages
----------------------                                    ----------------------


     (c)
         Number of shares as to which John F. Keane has:
         (i)   Sole power to vote or to direct the vote               1,876,590
         (ii)  Shared power to vote or to direct the vote             4,764,116
         (iii) Sole power to dispose or direct the disposition of     1,876,590
         (iv)  Shared power to dispose or direct the disposition of   4,764,116

         Number of shares as to which Marilyn T. Keane has:
         (i)   Sole power to vote or to direct the vote               1,318,325
         (ii)  Shared power to vote or to direct the vote             4,764,116
         (iii) Sole power to dispose or direct the disposition of     1,318,325
         (iv)  Shared power to dispose or direct the disposition of   4,764,116

     2,382,058 of the shares of Common Stock which each of John F. Keane and Marilyn T. Keane share power to vote or direct the vote, and to dispose or direct disposition of, are held by the John F. Keane Qualified Annuity Trust, c/o John F. Keane, Keane, Inc., Ten City Square, Boston, MA 02129, of which each of John F. Keane and Marilyn T. Keane are trustees and John
     F. Keane is a beneficiary.

     2,382,058 of the shares of Common Stock which each of John F. Keane and Marilyn T. Keane share power to vote or direct the vote, and to dispose or direct disposition of, are held by the Marilyn T. Keane Qualified Annuity Trust, c/o John F. Keane, Keane, Inc., Ten City Square, Boston, MA 02129, of which each of John F. Keane and Marilyn T. Keane are trustees and Marilyn T. Keane is a beneficiary.

--------------------------------------------------------------------------------
ITEM 5.  NOT APPLICABLE.

--------------------------------------------------------------------------------
ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

NOT APPLICABLE.

--------------------------------------------------------------------------------
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE.

--------------------------------------------------------------------------------
ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE.

--------------------------------------------------------------------------------
ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE.

----------------------                                    ----------------------
  CUSIP NO. 48666510                SCHEDULE 13G             Page 6 of 8 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
ITEM 10.  CERTIFICATIONS.

NOT APPLICABLE.

--------------------------------------------------------------------------------

----------------------                                    ----------------------
  CUSIP NO. 48666510                SCHEDULE 13G             Page 7 of 8 Pages
----------------------                                    ----------------------

                                  SIGNATURES

     After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                    FEBRUARY 14, 2001
                           -----------------------------------
                                         (Date)

                                    /s/ John F. Keane
                           -----------------------------------
                                        (Signature)

                                       John F. Keane
                           -----------------------------------
                                       (Name/Title)

                                   /s/ Marilyn T. Keane
                           -----------------------------------
                                        (Signature)

                                     Marilyn T. Keane
                           -----------------------------------
                                       (Name/Title)

----------------------                                    ----------------------
  CUSIP NO. 48666510                SCHEDULE 13G             Page 8 of 8 Pages
----------------------                                    ----------------------



                                   AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Keane, Inc.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 14th day of February, 2001.



                                    /s/ John F. Keane
                                   ------------------------
                                   John F. Keane


                                    /s/ Marilyn T. Keane
                                   ------------------------
                                   Marilyn T. Keane